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                                                                   EXHIBIT 10.42
Mr. Scott A. Remley
November 6, 1997

Page 7

November 6, 1997

Mr. Scott A. Remley
9200 Nesbit Lakes Drive
Alpharetta, GA  30022

Re:  Employment Agreement

Dear Scott:

This letter is our official offer to retain you as Senior Vice President and Chief Financial Officer of IMNET Systems, Inc. (the "Company"). I have been authorized to make this offer subject to the following terms and conditions:

1. EFFECTIVE DATE. The effective date of this Agreement shall be as of November 6, 1997.

2. INITIAL TITLE AND DUTIES. Your initial title will be Senior Vice President and Chief Financial Officer, and you will report directly to Kenneth D. Rardin, who is the Chairman of the Board and Chief Executive Officer of the Company. As such, you will be responsible for investor relations, legal, all accounting and financial functions of the Company, administrative and human resources functions, purchasing, materials and inventory control, and to perform such services not inconsistent with your position as assigned from time-to-time by Kenneth D. Rardin or the Board of Directors. You will be expected to devote your best efforts, experience, ability, talent and entire time in normal business hours, energy and attention to the business of the Company and the performance of your duties.

3. COMPENSATION; TERM. You will receive an annual base salary of $160,000 (the "Base Salary") paid in accordance with standard Company payroll procedures, with annual increases determined in accordance with Exhibit A hereto. The Base Salary payable hereunder, as may be adjusted from time-to-time, shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans. The term of your employment under this Agreement will begin on the Effective Date and shall continue until terminated in accordance with Paragraph 7 below.

4. BONUS. Upon reporting for your duties on November 6, 1997, you will become eligible for a signing bonus of $50,120 to be paid in accordance with the Company's standard payroll procedure, as of the next payroll processing date. In addition, you will be eligible to earn a bonus of 35% of your annual base salary, prorated to your hire date, based upon the Company's attainment of a minimum of $0.39 earnings per share for fiscal year 1998 or the analyst consensus at June 30, 1998. Payment of this additional bonus is conditional upon your employment by IMNET at the end of FY 1998. The annual bonus is to be paid after IMNET files its 10-K Annual Report.
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Mr. Scott A. Remley
November 6, 1997
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5.   STOCK OPTION AWARD. This Agreement has been reached with the understanding that you will be issued share options amounting to 100,000 shares in the Company's common stock at the closing price on November 6, 1997, vested over five (5) years at twenty percent (20%) per year.

6. EMPLOYEE BENEFITS. You will participate in all employee welfare benefit plans of the Company applicable to senior level executives. In addition, you shall be entitled to one (1) weeks' paid vacation in calendar year 1997 and four (4) weeks' paid vacation per year thereafter.

7.   TERMINATION AND SEVERANCE.

     (a) During the term of employment hereunder, your employment may be terminated as follows:

          (i) At any time upon three (3) months' written notice by either you or the Company. The date set forth in the notice shall be hereinafter defined as the Termination Date.

          (ii) Automatically in the event of your death.

          (iii) Immediately upon written notice if such termination is for Cause (as defined below in subparagraph 7(d); or

          (iv) At any time by mutual written agreement of you and the Company.

          (v) Immediately, if the Company is in default hereunder and fails to cure any such default within thirty (30) days after you send written notice of such default to the Company.

     (b) Upon termination of your employment hereunder for any reason, all obligations of the Company shall cease upon such termination, except its obligations to (i) pay the compensation set forth in paragraph 3 hereof through the date of such termination, (ii) provide the benefits set forth in paragraph 6 hereof through the date of such termination, and any unpaid bonus earned under paragraph 4 and to comply with all state and federal laws and regulations applying to such benefits and (iii) pay the severance benefits, if applicable, to you pursuant to the terms and conditions set forth in subparagraph 7(c) below.

     (c) In the event that your employment is terminated by the Company for any reason other than Cause (as such term is defined below in subparagraph 7(d)), you will receive, commencing on the Termination Date, six (6) months' severance pay at the monthly rate of your then current Base Salary (paid on a bi-weekly basis over the six (6) month period in accordance with the Company's standard payroll procedure). Notwithstanding the foregoing, the obligations of the
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Mr. Scott A. Remley
November 6, 1997
Page 3

     Company with respect to severance shall expire on the date that you commence full-time employment with a subsequent employer, if such commencement date occurs within six (6) months of the Termination Date pursuant to this subparagraph 7(c). The Company shall continue to be responsible for all severance pay obligations accrued through the date such full-time employment commences.

     (d) For purposes hereof, the term "Cause" means the following: (i) any defalcation or misappropriation of funds or property of the Company or any affiliate by you or the commission of any dishonest or deceitful act in the course of your employment with the Company; (ii) your conviction of a felony or of any crime involving moral turpitude; (iii) the engaging by you in illegal conduct which, in the reasonable judgment of the Company, places you and the Company or any affiliate, by association with you, in disrepute; (iv) refusal to perform your duties and responsibilities hereunder persistent neglect of duty or chronic absenteeism; (v) any material breach by you of the terms and conditions hereof, including, without limitation, those certain provisions pertaining to inventions, confidentiality, noncompetition set forth in paragraphs 8, 9 and 10 hereof; or (vi) any attempt to obtain a personal profit from any transaction in which you have an interest adverse to the Company unless such adverse interest and the potential profit is disclosed in writing to the Board of Directors in advance of the transaction. Any disagreement concerning whether there has been "Cause" for termination will be resolved by the Board of Directors in its sole discretion acting in good faith.

     Notwithstanding the foregoing, in the event of a determination by the Company of Cause pursuant to subparagraphs d(i), d(iv), d(v) or d(vi) above, you will have a cure period of five (5) days after you receive notice thereof from the Company. If you fail to cure such default within the cure period, then the Company may terminate you for Cause as set out above.

     (e) The provisions in Paragraphs 10 through 15 shall survive the termination of the Agreement.

8. INVENTIONS. You shall treat as for the sole benefit of the Company and promptly disclose and assign to the Company without additional compensation all ideas, discoveries, inventions and improvements, patentable or not, which, while you are so retained under this Agreement are made, conceived or reduced to practice by you, alone or with others during or after usual work hours, either on or off the job, and which are related to the products, processes, projects or the business interests of the Company or which involve the use of the time, material or facilities of the Company. You agree, at the expense of the Company, at any time during or within a reasonable time after the termination of this employment relationship, to sign all papers and do such other acts and things you deem necessary or desirable and which may be reasonably required to protect the rights of the Company to such ideas, discoveries, inventions and improvements in any and all countries.
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Mr. Scott A. Remley
November 6, 1997
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9.   DEFINITIONS. For purpose of Paragraphs 10 through 15 hereof, the following defined terms shall be applicable:

     (a) "Business of the Company" as used herein means the manufacture, sale, distribution, marketing and servicing of electronic information and document management systems and related products and services produced or promoted by the Company.

     (b) "Confidential Information" as used herein means any and all confidential information of the Company which is not generally known to or by businesses which compete with the Company with respect to the Business of the Company and which does not constitute a "Trade Secret" (as defined in subparagraph (d) below). It includes, without limitation, information relating to accounting, marketing, all information of the foregoing type relating to any client or account of the Company, client account records, training and operations material and memoranda, personnel records, pricing information, and any other information related to the Business of the Company and treated by the Company as being confidential, including items labeled "Confidential," all of which are hereby agreed to be the property of and confidential to the Company hereafter. "Confidential Information" does not include any information which, after the date hereof, becomes part of the public domain through no fault of yours.

     (c) "Territory" as used herein means the United States, Canada, Mexico, Europe and Japan.

     (d) "Trade Secret" as used herein means information including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which:

          (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

          (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10. CONFIDENTIAL INFORMATION. You covenant and agree that you will treat as confidential and will not use (other than in the performance of your designated duties for the Company), or disclose any Confidential Information either during the term of your employment by the Company or for a period of two years thereafter.

11. TRADE SECRETS. You covenant and agree that you will treat as confidential and will not use (other than in the performance of your designated duties for the Company) or disclose any Trade Secrets either during or after the term of your employment by the Company.
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Mr. Scott A. Remley
November 6, 1997
Page 5

12. RECORDS. All records, notes, files, memoranda, reports, price lists, client lists, catalogues, prospect lists, drawings, plans, sketches, documents, equipment, apparatus, physical manifestations of programs and like items, and all copies thereof, relating to the Business of the Company, Confidential Information or Trade Secrets, which were prepared by you or which have been disclosed to or which have come into your possession, shall be and remain the sole and exclusive property of the Company. You agree that upon the termination of your employment by the Company, or at any other time upon reasonable request from the Company, you will promptly (and in the event of your termination of employment, no later than ten (10) days after such termination) deliver to the Company the originals and all copies of any of the foregoing that are in your possession, custody or control, and any other property belonging to the Company.

13. AGREEMENT NOT TO COMPETE. You covenant and agree that during your employment by the Company and for a period of one year after termination of such employment for any reason, you will not, without the prior written consent of the Company, directly or indirectly within the Territory for yourself or an officer, director, shareholder, owner, partner, joint venturer, employee, promoter, consultant, manager, independent contractor, agent or in some similar capacity, compete with the Business of the Company by engaging in any business in which you provide services which are the same or substantially similar to your duties and responsibilities as herein described; provided, however, that the foregoing covenant shall not be deemed to prohibit you from acquiring as an investment not more than 2% of the capital stock of a business that competes with the Business of the Company whose stock is traded on a national securities exchange or over-the-counter.

14. AGREEMENT NOT TO SOLICIT CUSTOMERS. You covenant and agree that during the term of your employment by the Company and for a period of one year thereafter, you will not, either directly or indirectly, on your own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or appropriate away from the Company, with a view to the sale or providing of any product or service competitive or potentially competitive with the Company's products or services, any persons and/or entities located within the Territory who are customers of the Company with whom you had contact within the last year of your employment.

15. AGREEMENT NOT TO SOLICIT EMPLOYEES. You covenant and agree that during the term of your employment by the Company and for a period of one year thereafter, you will not either directly or indirectly, on your own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away to any business competing with the Business of the Company, within the Territory, any person currently employed by the Company, or hired by the Company during the term of this Agreement, for the purpose of such employee providing services similar to those provided by such employee to the Company.

16. REMEDIES. You acknowledge and agree that, by virtue of the duties and responsibilities attendant to your employment by the Company and the special knowledge of the Company's
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Mr. Scott A. Remley
November 6, 1997
Page 6

     affairs, business, clients, sales techniques and operations that you will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company if you should breach or violate any of the covenants and agreements contained in Paragraphs 8 through 13; and you further acknowledge and agree that each of such covenants are reasonably necessary to protect and preserve the Business of the Company so that the Company will receive the benefits of its bargain with you. You, therefore, agree and consent that the remedy at law for any breach of any of your obligations hereunder would be inadequate, and, therefore, you further agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement without the necessity of proof that any other remedy at law is adequate. You further acknowledge and agree that the provisions of the Georgia Trade Secrets Act shall apply to any breach by you of the covenant set forth in Paragraph 9 hereof. During the period of your employment by the Company and for a period of one year thereafter, you shall notify the Company prior to engaging in any business or professional activity involving or in any way relating to the Business of the Company within the Territory, which notice shall describe the proposed activity with reasonable specificity.

17. ACKNOWLEDGMENT. You acknowledge that the restrictions contained in Sections 8 through 14 hereof may limit your ability to earn a livelihood in a competing business. By signing below to acknowledge your acceptance of the terms and conditions of this Agreement, you acknowledge that you believe you will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given your education, skills and ability and the limited scope of the prohibited business activity in Sections 8 through 13) you do not believe would prevent you from earning a living. By signing below, you acknowledge that the unique nature of the Business of the Company and the fact that significant sales have occurred and are under negotiation in the geographical areas specified in Section 9(c) clearly justify the scope of the restriction in Section 13.

18. BINDING EFFECT. Upon the Effective Date, the terms hereof shall be binding upon and shall inure to the benefit of you and the Company, the successors and assigns of the Company, and the heirs, executors, administrators, legal representatives and assigns of you, provided that your rights and obligations hereunder may not be delegated or assigned.

19. ENTIRE AGREEMENT. Upon the Effective Date, this Agreement shall supersede any former oral agreement and any formal written agreement heretofore executed relating generally to your employment with the Company, and this Agreement can only be amended by an agreement in writing signed by you and the Company.

20. APPLICABLE LAW; SEVERABILITY. This Agreement shall be construed and enforced under the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof. If any provision of this Agreement is held invalid or unenforceable by operation of law or
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Mr. Scott A. Remley
November 6, 1997
Page 7

     otherwise, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement invalid or unenforceable.

21. NOTICES. Any notice of other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given or served when delivered personally to the party intended, or sent by registered or certified mail, postage prepaid, effective as of the date received, addressed to the Company at its principal office and to you at your address then appearing on the books of the Company.

22. ATTORNEY'S FEES. In case any one or more of the covenants and agreements set forth in this Agreement shall be breached by any party hereto, the non-breaching party may proceed to enforce its rights by arbitration or by suit in equity and/or by action at law, including but not limited to, an action for damages or specific performance. In such event, the prevailing party shall be entitled to also receive reasonable attorneys' fees and other expenses incurred in enforcing its rights hereunder.

By signing below, the Company agrees to all of the terms and conditions of this letter. Please indicate your acceptance of these terms and conditions by signing each enclosed copy of this letter where indicated below, and return an originally executed copy of the letter to me.

Sincerely,

By:  /s/ Kenneth D. Rardin
   ----------------------------
         Kenneth D. Rardin
         Chairman and
         Chief Executive Officer

ACCEPTED AND AGREED

as of this 6th day of November, 1997.

Scott A. Remley
-------------------------------------
Scott A. Remley


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                                   EXHIBIT "A"

CPI Increases

The amount of Base Salary shall increase each January 1 by the amount, if any, calculated as of January 1, in each year commencing with January 1, 1998, equal to $160,000 multiplied by the Annual Increase (as defined below). The "Annual Increase" shall not be a negative number and shall mean (i) the Consumer Price Index (as defined below) for the month of December of the year preceding the year in which the Annual Increase is to be determined, less (ii) the Consumer Price Index for the month next following the month during which the Effective Date falls (the "Base CPI"), divided by (iii) the Base CPI. For purposes hereof, the "Consumer Price Index" shall mean the All-Items portion of the Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics of the United States Department of Labor.